UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934
AMENDED FILING


HUNTINGTON INGALLS INDUSTRIES, INC.
(NAME OF ISSUER)
COMMON STOCK
(TITLE OF CLASS OF SECURITIES)
446413106
(CUSIP NUMBER)
12/31/2018
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

                              (X)  RULE 13D-1 (B)
                              ( )  RULE 13D-1 (C)
                              ( )  RULE 13D-1 (D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON`S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).












CUSIP NO: 446413106   13G         Page 2 of 7 Pages

1.  NAME OF REPORTING PERSON: STATE STREET CORPORATION
    I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-2456637

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER

    0 SHARES

6.  SHARED VOTING POWER

    2,850,660

7.  SOLE DISPOSITIVE POWER

    0 SHARES

8.  SHARED DISPOSITIVE POWER

    3,225,543

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,225,995

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.5%

12. TYPE OF REPORTING PERSON

    HC


CUSIP NO: 446413106   13G         Page 3 of 7 Pages


1.  NAME OF REPORTING PERSON:
     STATE STREET GLOBAL ADVISORS TRUST COMPANY
     I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 81-4017137

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     NOT APPLICABLE

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     MASSACHUSETTS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.  SOLE VOTING POWER

     0 SHARES

6.  SHARED VOTING POWER

     989,430

7.  SOLE DISPOSITIVE POWER

     0

8.  SHARED DISPOSITIVE POWER

     2,332,385

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,332,385*

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.4%

12. TYPE OF REPORTING PERSON

       IA


*1,092,396	SHARES HELD IN VARIOUS CAPACITIES
 1,239,989  	SHARES AS INVESTMENT MANAGER FOR HUNTINGTON
                INGALLS DEFINED CONTRIBUTION PLANS MASTER TRUST
                AND NEWPORT NEWS OPERATIONS SAVINGS 401(K) PLAN FOR
                UNION ELIGIBLE EMPLOYEES













CUSIP NO: 446413106   13G         Page 4 of 7 Pages

ITEM 1.
    (A)  NAME OF ISSUER
        HUNTINGTON INGALLS INDUSTRIES, INC.

    (B)  ADDRESS OF ISSUER`S PRINCIPAL EXECUTIVE OFFICES
	 4101 WASHINGTON AVENUE, NEWPORT NEWS,
         VA, 23607 UNITED STATES
ITEM 2.
    (A)  NAME OF PERSON FILING
         STATE STREET CORPORATION AND ANY OTHER REPORTING PERSON
         IDENTIFIED ON THE SECOND PART OF THE COVER PAGES HERETO

    (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE,
         RESIDENCE
         STATE STREET FINANCIAL CENTER
         ONE LINCOLN STREET
         BOSTON, MA 02111
        (FOR ALL REPORTING PERSONS)

    (C)  CITIZENSHIP: SEE ITEM 4 (CITIZENSHIP OR PLACE OF
         ORGANIZATION) OF COVER PAGES

   (D)  TITLE OF CLASS OF SECURITIES
         COMMON STOCK

  (E)  CUSIP NUMBER:
          446413106
ITEM 3.
         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
         OR (C), CHECK WHETHER THE PERSON FILING IS A:
         SEE ITEM 12(TYPE OF REPORTING PERSON) OF THE COVER PAGE
         FOR EACH REPORTING PERSON AND THE TABLE BELOW, WHICH EXPLAINS
         THE MEANING OF THE TWO LETTER SYMBOLS APPEARING IN ITEM 12 OF
         THE COVER PAGES.
         SYMBOL    CATEGORY
          BK          BANK AS DEFINED IN SECTION 3(A) (6) OF THE ACT.
          IC           INSURANCE COMPANY AS DEFINED IN SECTION 3 (A) (19)
                       OF THE ACT (15 U.S.C. 78c).
          IC           INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                       THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C 80a-8).
          IA           AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE
                       13D-1(B) (1) (II) (E).
          EP AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH RULE 13D-1(B) (1) (II) (F) .
          HC A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH RULE 13D-1(B)(1)(II) (G).
          SA           A SAVINGS ASSOCIATIONS AS DEFINED IN SECTION 3(B)
                       OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).
          CP A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940 (15U.S.C. 80A-3).



CUSIP NO: 446413106   13G         Page 5 of 7 Pages

ITEM 4.   OWNERSHIP
          THE INFORMATION SET FORTH IN ROWS 5 THROUGH 11 OF THE COVER PAGE HERETO FOR EACH OF THE REPORTING PERSONS IS INCORPORATED
          HEREIN BY REFERENCE.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS
          NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
          SEE EXHIBIT 1 ATTACHED HERETO

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          NOT APPLICABLE



























CUSIP NO: 446413106   13G         Page 6 of 7 Pages

ITEM 10.  CERTIFICATION

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURES

	   AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

FEBRUARY 11, 2019
STATE STREET CORPORATION


/S/ IAN W APPLEYARD
GLOBAL CONTROLLER AND CHIEF ACCOUNTING OFFICER



FEBRUARY 8, 2019
STATE STREET GLOBAL ADVISORS TRUST COMPANY


/S/ CHRISTOPHER MICAH BAKER
MANAGING DIRECTOR


                                   EXHIBIT 1



   THE FOLLOWING TABLE LISTS THE IDENTITY AND ITEM 3 CLASSIFICATION OF EACH SUBSIDIARY OF STATE STREET CORPORATION, THE PARENT HOLDING COMPANY, THAT BENEFICIALLY OWNS THE ISSUER`S SECURITIES. PLEASE
REFER TO ITEM 3 OF THE ATTACHED SCHEDULE 13G FOR A DESCRIPTION OF EACH OF THE TWO-LETTER SYMBOLS REPRESENTING THE ITEM 3 CLASSIFICATION BELOW.

SUBSIDIARY							ITEM 3 CLASSIFICATION
STATE STREET BANK AND TRUST                                         BK
SSGA FUNDS MANAGEMENT, INC.	                                 IA
STATE STREET GLOBAL ADVISORS LIMITED (UK),				 IA
STATE STREET GLOBAL ADVISORS LIMITED (CANADA)                     IA
STATE STREET GLOBAL ADVISORS, AUSTRALIA LIMITED                   IA
STATE STREET GLOBAL ADVISORS (JAPAN) CO., LTD			 IA
STATE STREET GLOBAL ADVISORS SINGAPORE LTD  	                 IA
STATE STREET GLOBAL ADVISORS ASIA LTD				 IA
STATE STREET GLOBAL ADVISORS GmbH                                  IA
STATE STREET GLOBAL ADVISORS IRELAND LIMITED			 IA
STATE STREET GLOBAL ADVISORS TRUST COMPANY			 IA


NOTE: ALL OF THE LEGAL ENTITIES ABOVE ARE DIRECT OR INDIRECT SUBSIDIARIES OF STATE STREET CORPORATION.

CUSIP NO: 446413106   13G         Page 7 of 7 Pages


                             JOINT FILING AGREEMENT



IN ACCORDANCE WITH RULE 13D-1(K)(1) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE EXCHANGE ACT), EACH UNDERSIGNED ENTITY (EACH A COMPANY) HEREBY AGREES TO ANY AND ALL JOINT FILINGS REQUIRED TO BE MADE ON THE COMPANY`S BEHALF ON SCHEDULE 13G (INCLUDING AMENDMENTS THERETO) UNDER THE EXCHANGE ACT, WITH RESPECT TO SECURITIES WHICH MAY BE DEEMED TO BE BENEFICIALLY OWNED BY THE COMPANY UNDER THE EXCHANGE ACT, AND THAT THIS AGREEMENT BE INCLUDED AS AN EXHIBIT TO ANY SUCH JOINT FILING. THIS AGREEMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT.

IN WITNESS WHEREOF, EACH COMPANY HEREBY EXECUTES THIS AGREEMENT
EFFECTIVE AS OF THE DATE SET FORTH BELOW.


FEBRUARY 11, 2019
STATE STREET CORPORATION



/S/ IAN W APPLEYARD
GLOBAL CONTROLLER AND CHIEF ACCOUNTING OFFICER




FEBRUARY 8, 2019
STATE STREET GLOBAL ADVISORS TRUST COMPANY



/S/ CHRISTOPHER MICAH BAKER
MANAGING DIRECTOR






Information Classification: General


Information Classification: General